AFR INC
FINANCIAL STATEMENTS
(with Independent Auditor?s Report)
FOR THE PERIODS
DECEMBER 31, 2020 and
2019
CONTENTS
Page(s)
Independent Auditors? Report 1
Balance Sheets? As of December 31, 2020 and 2019 2
Statements of Operations?
For the Periods Ended December 31, 2020 and 2019 3
Statements of Changes in Stockholders? Equity (Deficit) ? 4
For the Periods Ended December 31, 2020 and 2019
Statements of Cash Flows ?
For the Periods Ended December 31, 2020 and 2019 5
Notes 7-16
517 Route One, Suite 4103
Iselin, NJ 08830
(732) 781-2712
Miami ? Los Angeles ? Cayman Islands
INDEPENDENT AUDITORS? REPORT
To the Stockholders and Board of Directors of
AFR Inc.
Report on the Financial Statements
We have audited the accompanying financial statements of AFR Inc (the "Company"), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders? equity, and cash flows for the year ended December 31, 2020, and for the period from March 4, 2019 (inception) to December 31, 2019, and the related notes to the financial statements.
Management?s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors? Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor?s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity?s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity?s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFR Inc as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020, and for the period from March 4, 2019 (inception) to December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of a Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no revenue and has experienced losses and a stockholders? deficit since its inception and has stated that substantial doubt exists about the Company?s ability to continue as a going concern.
Management?s evaluation of the effects and conditions and management?s plans regarding these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.
Berkower LLC
Iselin, New Jersey
February 11, 2021
2
AFR INC.
Balance Sheets
Assets
Current Assets
Cash
December 31, 2020
$ 77
December 31, 2019
$ 74
Total Current Assets $ 77 74
Total Assets $ 77 $ 74
Liabilities and Stockholders? Equity (Deficit)
Current Liabilities
Due to Stockholder $ 4493 -
Total Current Liabilities 4493 -
Stockholders' Equity (Deficit)
Common stock, $0.000001 par value, 100,000,000 shares
authorized;
75,000,000 and 74,000,000 issued and outstanding as of December
31, 2020 and
2019, respectively. 75 74
Additional paid in capital 99 -
Accumulated deficit (4,590) -
Total Stockholders? Equity (Deficit) (4,416) 74
Total Liabilities and Stockholders' Equity (Deficit) $ 77 $ 74 See accompanying notes to financial statements
AFR INC.
Statements ofOperations
pg. 3
 For the Period March 4,
 For the Year Ended 2019 (inception) to
 December 31, 2020 December 31, 2019
2020 2019
Operating expenses:
General and administrative expenses $ 4,590 $ --
Total operating expenses 4,590 --
Net operating loss (4,590) --
Net loss before provision (benefit) for income taxes (4,590) -- Provision (benefit) for income taxes - -
Net loss $ (4,590) $ --
See accompanying notes to financial statements
AFR INC.
Statements of Cash Flows
4
 For the Period March 4
 For the Year Ended 2019 (inception) to
 December 31, 2020 December 31, 2019
 2020 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
$ (4,590) $ --
Net Cash (used IN) provided by Operating Activities (4,590) -- CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Shareholder advance 4493 --
Proceeds from sale of common stock 100 74
Net Cash Provided by Financing Activities 4,593 74
Net increase in cash 3 74
Cash - beginning of period 74 --
Cash - end of period $ 77 $ 74
See accompanying notes to financial statements
5
AFR INC.
Statements of Cash Flows
 For the Period March 4
 For the Year Ended 2019 (inception) to
 December 31, 2020 December 31, 2019
 2020 2019
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest $ - $ -
Income taxes $ - $ -
See accompanying notes to financial statements
AFR INC.
Statements of Changesin Stockholders' Equity (Deficit)
For the Year Ended December 31, 2020 and for the period from
March 4,2019 to
December 31, 2019
 Common Stock, $.000001 Par Value
Total
Additional Accumulated Stockholders'
Shares Amount Paid in Capital (Deficit) (Deficit)
Balance ? March 4, 2019 -- -- -- -- --
Issuance of common stock 74,000,000 74 -- -- 74
Balance ? December 31, 2019 74,000,000 74 -- -- --
Issuance of Common Stock 1,000,000 1 99 -- 100
Net loss for the year ended December 31, 2020 (4,590)
Balance - Dec 30, 2020 75,000,000 75 99 (4,590) (4,416)
See accompanying notes to consolidated financial statements
6
AFR INC.
Notes to Financial Statements December 31, 2020 and
2019
7
NOTE 1- ORGANIZATION AND DESCRIPTION OF BUSINESS
Background
AFR INC. (?the Company?) is a Florida Corporation that was incorporated on March 4,
2019.
NOTE 2 ? SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Liquidity and Going Concern
The financial statements have been prepared on a going concern basis which assumes the
Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.
Management believes these conditions raise substantial doubt about the Company?s ability to continue as a going concern for the next twelve months from the date these financial statements were issued. The ability to continue as a going concern is dependent upon profitable future operations, positive cash flows, and
additional financing.
Management intends to raise money through Regulation A.
AFR INC.
Notes to Financial Statements
December 31, 2020 and 2019
NOTE 2 ? SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
8
Concentration of Credit Risk
The Company?s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. The Company places its cash with financial institutions of high credit worthiness. At times, its cash with a particular financial institution may exceed any applicable government insurance limits. The Company?s management plans use other investment vehicles to reduce any such credit risk exposure and to carefully assess the financial strength and credit worthiness of any parties to which it is a credit counterparty, and as such, it believes that any associated credit risk
exposures are limited.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and
assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.
Cash Equivalents
Cash equivalents consist of investments with original maturities to the Company of three months or less. The Company had no cash equivalents at December
31, 2020 or 2019.
AFR INC.
Notes to Financial Statements
December 31, 2020 and 2019
NOTE 2 ? SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
9
Risks and Uncertainties
The Company is undertaking a new business venture that is inherently subject to significant risks and uncertainties, including financial, operational, technological and other risks that could potentially have a risk of business failure.
Revenue Recognition
In May 2014, the FASB issued ASU 2014-09, ?Revenue from
Contracts with Customers,?
(?ASU-2014-09?) which supersedes the previous revenue
recognition requirements and
requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted
ASU 2014-09 effective December 1, 2019.
AFR INC.
Notes to Financial Statements
December 31, 2020 and 2019
10
NOTE 2 ? SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Income Taxes
Deferred tax assets and liabilities are recognized for the
future tax consequences
attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The effect of income tax positions is recognized only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment
occurs.
AFR INC.
Notes to Financial Statements
December 31, 2020 and 2019
NOTE 2 ? SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
12
Recent Accounting Pronouncements
In March 2019, the FASB issued ASU 2018-15, ?Intangibles -
Goodwill and Other -
Internal-Use Software: Customer's Accounting for Implementation Costs Incurred in a
Cloud Computing Arrangement that is a Service Contract?, which aligns the requirement for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for fiscal years beginning after
December 15, 2020.
In February 2016, the FASB issued ASU 2016-02, ?Leases? (Topic
842)? (?ASU 2016-
02?) which supersedes FASB ASC Topic 840, ?Leases? and provides principles for the
recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-
AFR INC.
Notes to Financial Statements
December 31, 2020 and 2019
NOTE 2 ? SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
13
Recent Accounting Pronouncements (continued)
of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The standard was effective for the
Company beginning January 1, 2020. The Company does not expect the impact of adopting
ASU 2016-02 will be material.
AFR INC.
Notes to Financial Statements
December 31, 2020 and 2019
14
NOTE 3 ? RELATED PARTY TRANSACTIONS
Due to Stockholder
The Company Majority Stockholder advanced the aggregate amount shown in the
accompanying December 31, 2020 balance sheet. The amount due does not bear interest and is expected to be repaid to the Stockholder as and when the company cash flow allows.
AFR INC.
Notes to Financial Statements
December 31, 2020 and 2019
15
NOTE 4 ? STOCKHOLDERS? EQUITY
The Company has authorized 100,000,000 shares of $0.000001 par value common stock,
of which 75,000,000 are issued and 74,000,000 outstanding as of December31, 2020 and
2019 respectively.
AFR INC.
Notes to Financial Statements
December 31, 2020 and 2019
16
NOTE 5 -SUBSEQUENT EVENTS
Beginning in March 2020, the United States economy began suffering adverse effects from the outbreak of coronavirus disease (COVID-19), which the World Health Organization has declared a ?Public Health
Emergency of International Concern?. The company cannot predict the potential impact of COVID-19 impact on its financial condition or future operations at this time.